Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-00071 and No. 333-16239 on Form S-3 and Registration Statements No. 333-36202 and No. 33-49889 on Form S-8 of our report dated March 30, 2006, relating to the consolidated financial statements of Kaiser Aluminum Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs (i) relating to an emphasis of a matter concerning the Company’s bankruptcy proceedings, (ii) expressing substantial doubt about the Company’s ability to continue as a going concern, and (iii) relating to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143,” effective December 31, 2005) and our report dated March 30, 2006 relating to the financial statement schedule appearing in this Annual Report of Form 10-K of Kaiser Aluminum Corporation for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Costa Mesa, California
March 30, 2006